Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended June			Year-to-Date June
	2017	2016	Change	2017	2016	Change
Earnings (Loss) Per Share–
As Reported[1] (See Notes)	$(1.38)	$0.67	$(2.05)	$(0.73)	$1.20	$(1.93)

Significant Factors:
Traditional Electric Operating Companies			$(2.18)			$(2.24)
Southern Power			(0.01)			0.01
Southern Company Gas[2]			0.05			0.31
Parent Company and Other			—			(0.07)
Increase in Shares[3]			0.09			0.06
Total–As Reported			$(2.05)			$(1.93)

	Three Months Ended June			Year-to-Date June
Non-GAAP Financial Measures	2017	2016	Change	2017	2016	Change
Earnings Per Share–
Excluding Items (See Notes)	$0.73	$0.75	$(0.02)	$1.39	$1.34	$0.05

Total–As Reported			$(2.05)			$(1.93)
Kemper IGCC Impacts[4]			2.04			2.05
Loss on Plant Scherer Unit 3[5]			—			0.02
Acquisition and Integration Costs[6]			(0.03)			(0.04)
Wholesale Gas Services[7]			0.02			(0.05)
Total–Excluding Items			$(0.02)			$0.05

- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS
Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $11.3 million and $15.8 million for the three and six months ended June 30, 2016, respectively.

- For comparative purposes, Basic Earnings Per Share - Excluding Items in prior year periods does not reflect any adjustments to exclude acquisition debt financing costs ($0.03 per share for the three and six months ended June 30, 2016) related to the acquisition of Southern Company Gas. This item was not contemplated in Southern Company's February 2016 guidance and was excluded in the previously reported periods through December 31, 2016.

(1) For the three and six months ended June 30, 2017 and 2016, dilution does not change basic earnings per share by more than 1 cent and is not material.

(2) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.

(3) Per share changes for each of the business segments reported in this table are calculated based on average shares outstanding as of June 30, 2016. The per share change attributable to Increase in Shares reflects the impact of the increase in average shares outstanding from June 30, 2016 through June 30, 2017. Because Southern Company reported a net loss for the three and six month periods ended June 30, 2017, the dilutive impact of the increase of average shares outstanding for these periods served to reduce the net loss per share.

(4) Earnings for the three and six months ended June 30, 2017 and 2016 include the estimated losses relating to Mississippi Power Company's integrated coal gasification combined cycle facility construction project in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Further charges of uncertain amounts may occur in future periods in connection with the resolution of the Mississippi Public Service Commission's Kemper Settlement Docket.

Earnings for the three and six months ended June 30, 2017 also include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. AFUDC equity ceased as of the project's suspension in June 2017. Southern Company's 2017 earnings guidance, initially presented in October 2016 assumed construction would be complete and AFUDC equity would cease by November 30, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the 2017 guidance. Management also uses such measures to evaluate Southern Company's performance in 2017.

(5) Earnings for the six months ended June 30, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of the retail rate case settlement approved by the Florida Public Service Commission on April 4, 2017. Further charges are not expected to occur.

(6) Earnings for the three and six months ended June 30, 2017 and 2016 include costs related to the acquisition and integration of Southern Company Gas. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(7) Earnings for the three and six months ended June 30, 2017 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.